Exhibit 99.1

Contact: e-Mail: Telephone:	Office of Investor Relations InvestorRelations@SafetyInsurance.com 877-951-2522

SAFETY ANNOUNCES THIRD QUARTER 2009 RESULTS AND
DECLARES FOURTH QUARTER 2009 DIVIDEND

Boston, Massachusetts, November 2, 2009.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported third quarter 2009 results.  Net income for the quarter ended September 30, 2009 was $17.0 million, or $1.11 per diluted share, compared to $18.4 million, or $1.12 per diluted share, for the comparable 2008 period.  Net income for the nine months ended September 30, 2009 was $43.9 million, or $2.79 per diluted share, compared to $58.3 million, or $3.58 per diluted share, for the comparable 2008 period.  Safety’s book value per share increased to $41.21 at September 30, 2009 compared to $37.17 at December 31, 2008.  Safety paid $0.40 per share in dividends to investors during both the quarters ended September 30, 2009 and 2008.  Safety paid $1.60 per share in dividends to investors during the year ended December 31, 2008.

Direct written premiums for the quarter ended September 30, 2009 increased by $3.8 million, or 2.7%, to $143.2 million from $139.4 million for the comparable 2008 period primarily due to an increase in our homeowners line of business.  Direct written premiums for the nine months ended September 30, 2009 decreased by $21.2 million, or 4.6%, to $438.3 million from $459.5 million for the comparable 2008 period. The 2009 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases of 5.7% and 7.1%, respectively, in average written premium per exposure.  The decrease in our personal automobile line was primarily as a result of rate decreases totaling 6.7% which we filed under the competitive pricing system introduced to the private passenger automobile market in Massachusetts beginning April 1, 2008.

Net written premiums for the quarter ended September 30, 2009 increased by $4.7 million, or 3.5%, to $137.3 million from $132.6 million for the comparable 2008 period.  Net written premiums for the nine months ended September 30, 2009 decreased by $26.0 million, or 5.8%, to $419.2 million from $445.2 million for the comparable 2008 period. This decrease was due to the factors that decreased direct written premiums combined with decreases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums ceded to CAR.  Written premiums assumed from and ceded to CAR decreased as a result of the phase-out of the CAR personal automobile reinsurance pool, which was replaced by an assigned risk plan, the Massachusetts Automobile Insurance Plan (“MAIP”).  Beginning with policy effective dates after March 31, 2009, all personal automobile business was eligible for MAIP and could no longer be ceded to CAR.

Net earned premiums for the quarter ended September 30, 2009 decreased by $8.2 million, or 5.8%, to $133.1 million from $141.3 million for the comparable 2008 period.  Although direct and net written premiums increased for the quarter, net earned premium decreased due to prior quarter decreases and the lag between the time the premium is written and earned.  Net earned premiums for the nine months ended September 30, 2009 decreased by $39.3 million, or 8.9%, to $399.7 million from $439.0 million for the comparable 2008 period.  This decrease was due to the factors that decreased direct and net written premiums. The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended September 30, 2009 was $11.1 million compared to $11.7 million for the comparable 2008 period.  Net investment income for the nine months ended September 30, 2009 was $32.2 million compared to $34.4 million for the comparable 2008 period. Average cash and investment securities (at cost) increased by $3.7 million, or less than 1.0%, to $1,059.0 million for the nine months ended September 30, 2009 from $1,055.3 million for the comparable 2008 period.  Net effective annualized yield on the investment portfolio was 4.1% during the nine months ended September 30, 2009 compared to 4.4% for the comparable 2008 period. Our duration was 3.2 years at September 30, 2009 and December 31, 2008.

We continue to hold no subprime mortgage debt securities.  All of our mortgage-backed securities are either U.S. Government or Agency guaranteed or are rated Aaa.  During the nine months ended September 30, 2009, we purchased 1,332,535 of our common shares on the open market under our share buyback program at a cost of $42.2 million.  As of September 30, 2009, we maintained $58.0 million in net cash and cash equivalents and we have no outstanding debt.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended September 30, 2009 were 61.8%, 31.6% and 93.4% compared to 62.1%, 30.5% and 92.6% for the comparable 2008 period.  The loss ratio decreased for the quarter ending September 30, 2009 primarily as a result of an increase in prior year favorable development.  Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2009 was $11.9 million compared to prior year favorable development of $8.2 million for the comparable 2008 period.  Loss, expense and combined ratios calculated under GAAP for the nine months ended September 30, 2009 were 65.4%, 30.7% and 96.1% compared to 62.6%, 30.1% and 92.7% for the comparable 2008 period. The loss ratio increased for the nine months ended September 30, 2008 primarily as a result of a decrease in our personal automobile earned premiums per exposure. Total prior year favorable development included in the pre-tax results for the nine months ended September 30, 2009 was $30.0 million compared to prior year favorable development of $22.9 million for the comparable 2008 period.

On November 2, 2009, the Board of Directors approved and declared a quarterly cash dividend of $0.40 per share on the issued and outstanding common stock, payable on December 15, 2009 to shareholders of record at the close of business on December 1, 2009.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2008 Form 10-K with the SEC on March 13, 2009 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2008 filed with the SEC on March 13, 2009.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	September 30,	December 31,
	2009	2008
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $989,753 and $929,836)	$1,026,818	$920,171
Equity securities, at fair value (cost: $9,645 and $8,419)	9,806	8,040
Short term securities, at amortized cost which approximates fair value	—	82,928
Total investment securities	1,036,624	1,011,139
Cash and cash equivalents	73,698	60,451
Accounts receivable, net of allowance for doubtful accounts	148,353	138,792
Accrued investment income	10,027	9,957
Taxes recoverable	—	5,300
Receivable from reinsurers related to paid loss and loss adjustment expenses	9,773	10,835
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	67,443	76,489
Ceded unearned premiums	14,688	21,620
Deferred policy acquisition costs	50,755	46,687
Deferred income taxes	1,780	18,986
Equity and deposits in pools	29,019	23,578
Other assets	13,105	13,983
Total assets	$1,455,265	$1,437,817

Liabilities
Loss and loss adjustment expense reserves	$446,806	$467,559
Unearned premium reserves	302,223	289,695
Accounts payable and accrued liabilities	38,903	51,111
Taxes payable	367	—
Payable for securities purchased	15,710	—
Payable to reinsurers	14,397	8,291
Other liabilities	16,625	17,790
Total liabilities	835,031	834,446

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,614,554 and 16,464,530 shares issued	166	165
Additional paid-in capital	143,527	140,261
Accumulated other comprehensive income (loss), net of taxes	24,197	(6,528)
Retained earnings	502,056	476,989
Treasury stock, at cost; 1,564,548 and 232,013 shares	(49,712)	(7,516)
Total shareholders’ equity	620,234	603,371
Total liabilities and shareholders’ equity	$1,455,265	$1,437,817

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net earned premiums	$133,059	$141,251	$399,715	$439,001
Net investment income	11,093	11,710	32,221	34,445
Net realized (losses) gains on investments	(20)	(1,047)	(337)	1,056
Finance and other service income	4,197	4,584	12,578	13,597
Total revenue	148,329	156,498	444,177	488,099

Losses and loss adjustment expenses	82,280	87,702	261,555	274,650
Underwriting, operating and related expenses	42,061	43,130	122,681	132,069
Interest expenses	23	22	66	59
Total expenses	124,364	130,854	384,302	406,778

Income before income taxes	23,965	25,644	59,875	81,321
Income tax expense	6,941	7,286	15,992	22,987
Net income	$17,024	$18,358	$43,883	$58,334

Earnings per weighted average common share:
Basic	$1.11	$1.13	$2.80	$3.59
Diluted	$1.11	$1.12	$2.79	$3.58

Cash dividends paid per common share	$0.40	$0.40	$1.20	$1.20

Number of shares used in computing earnings per share:
Basic	15,296,221	16,309,712	15,694,500	16,260,696
Diluted	15,314,552	16,348,525	15,713,733	16,310,448

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Written Premiums
Direct	$143,210	$139,425	$438,269	$459,543
Assumed	3,059	5,693	12,447	30,685
Ceded	(9,009)	(12,478)	(31,540)	(45,069)
Net written premiums	$137,260	$132,640	$419,176	$445,159

Earned Premiums
Direct	$139,101	$148,650	$415,810	$451,367
Assumed	5,778	8,522	22,377	37,517
Ceded	(11,820)	(15,921)	(38,472)	(49,883)
Net earned premiums	$133,059	$141,251	$399,715	$439,001